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                                   LDI, LTD
                              54 Monument Circle
                         Indianapolis, Indiana 46204

                               October 14, 1997

By Hand

CONFIDENTIAL

Thompson PBE, Inc.
4553 Glencoe Avenue
Suite 200
Marina del Rey, CA 90202

Attention: Board of Directors

Gentlemen:

        As FinishMaster's majority shareholder, LDI, Ltd. ("LDI") is fully aware and supportive of the agreement by FinishMaster, Inc. ("FinishMaster") and a subsidiary to acquire all of the outstanding shares of Thompson PBE, Inc. ("Thompson") for $8.00 per share in cash and assume, repay or refinance Thompson's outstanding debt. With the approval of the Board of Directors of our Managing General Partner, LDI has committed itself to advance to FinishMaster the funds needed to complete the acquisition of Thompson and the repayment of the indebtedness owed to a syndicate of financial institutions led by Heller Financial, Inc. under Thompson's 1995 Credit Agreement. Because of the commitment received by FinishMaster from a major bank lender, we expect the amount of the funds to be advanced by LDI to complete the transaction and the repayment of indebtedness to be less than the funds now available to LDI under existing credit facilities. Should additional funds be needed, or should the bank commitment not be funded, the funds necessary to complete the acquisition and the marketable securities portfolio, now worth in excess of $150 million and which is currently unencumbered, free of liens and freely tradeable. Thompson may rely on our commitment to FinishMaster to the same extent as if it were made to Thompson. This commitment is a binding, irrevocable and unconditional commitment.

        Should you have any questions regarding the matters discussed in this letter, please call the undersigned at (317) 237-2272.

                                              Sincerely,


                                              /s/ Andre B. Lacy
                                              Andre B. Lacy
                                              Chairman of the Board